Exhibit 12.1

Canadian Imperial Bank of Commerce

Computation of Ratio of Earnings to Fixed Charges

	Three Months Ended January 31, 2012	Year Ended October 31,
		2011	2010	2009	2008		2007
	(C$ millions, except ratios)
	IFRS(1)	Canadian GAAP
Earnings:
Earnings before income taxes	1,043	4,063	4,032	1,651	(4,198)		3,852
Fixed charges, excluding interest on deposits	309	1,175	906	1,218	2,306		3,377
Interest capitalized	—	6	2	—	—		—
Subtotal	1,352	5,232	4,935	2,869	(1,892)		7,229
Interest on Deposits	915	2,787	2,192	2,879	6,853		8,050
Total	2,267	8,019	7,127	5,748	4,961		15,279

Fixed Charges:
Interest expense, excluding interest on deposits	258	962	699	1,024	2,103		3,169
Interest component of rental expense(2)	50	203	202	190	200		204
Interest capitalized	—	6	2	—	—		—
Amortization of subordinated indebtedness	1	4	3	4	3		4
Subtotal	309	1,175	906	1,218	2,306		3,377
Interest on Deposits	915	2,787	2,192	2,879	6,853		8,050
Total	1,224	3,962	3,098	4,097	9,159		11,427

Ratio of Earnings to Fixed Charges:
Excluding interest on Deposits	4.37	4.45	5.45	2.36	—	(3)	2.14
Including interest on Deposits	1.85	2.02	2.30	1.40	—	(3)	1.34

	Year Ended October 31,
	2011	2010	2009	2008		2007
	U.S. GAAP (C$ millions, except ratios)
Earnings:
Earnings before income taxes	3,910	3,891	1,913	(5,270)		4,338
Fixed charges, excluding interest on deposits	1,176	871	1,187	2,306		3,377
Interest capitalized	6	2
Subtotal	5,079	4,760	3,101	(2,964)		7,715
Interest on Deposits	2,787	2,192	2,879	6,853		8,050
Total	7,866	6,952	5,980	3,889		15,765

Fixed Charges:
Interest expense, excluding interest on deposits	962	664	993	2,103		3,169
Interest component of rental expense(2)	203	202	190	200		204
Interest capitalized	6	2	—	—		—
Amortization of subordinated indebtedness	4	3	4	3		4
Subtotal	1,175	871	1,187	2,306		3,377
Interest on Deposits	2,787	2,192	2,879	6,853		8,050
Total	3,962	3,063	4,066	9,159		11,427

Ratio of Earnings to Fixed Charges:
Excluding interest on Deposits	4.32	5.46	2.61	—	(4)	2.28
Including interest on Deposits	1.99	2.27	1.47	—	(4)	1.38

1)	Under IFRS, interest on deposits comprises interest expense relating to deposits and secured borrowings liablities.
2)	The interest component of rental expense is 30 % of rent expense because it is the proportion deemed representative of the interest factor.
3)	Earnings for the year 2008 were inadequate to cover fixed charges, in each case, as calculated under Canadian GAAP, (both excluding and including interest on deposits) by Cdn$4,198 million.
4)	Earnings for the year 2008 were inadequate to cover fixed charges, in each case, as calculated under U.S. GAAP, (both excluding and including interest on deposits) by Cdn$5,270 million.